EXHIBIT 99.1

Remark Holdings Announces Fiscal Second Quarter 2023
Financial Results

Revenue Increased 24% from Q2 2022, as Remark AI Secured Major Partnerships for Smart Cities

LAS VEGAS, NV - August 14, 2023 - Remark Holdings, Inc. (NASDAQ: MARK), a diversified global technology company with leading artificial intelligence (“AI”) solutions and digital video analytics, today announced its financial results for its second quarter fiscal 2023 ended June 30, 2023. For complete details of the consolidated financial statements and accompanying management’s discussion and analysis, please see Remark’s filings with the SEC (www.sec.gov).
Management Commentary
“In the second quarter of 2023, we made significant strides in synergizing with various smart city initiatives that focus on leveraging technology and innovation to enhance urban living,” said Kai-Shing Tao, Chairman and Chief Executive Officer of Remark Holdings. “Notably, we successfully won an initial 30-month subscription agreement to implement our mobile SSP product in Brazil for facial and license plate recognition, showcasing efficacy and value in a real-world setting and solidifying our solutions as practical and impactful. Furthermore, we have secured several strategic technology partnerships, with more to come, that will help us quickly scale our innovative solutions and extend their reach into existing and new markets as we head into the second half of the year.”

“Previously, we discussed how China’s reopening would significantly bolster our revenue opportunities. Despite press reports discussing an economic downturn in China, Remark achieved a 24% year-over-year increase in revenue for Q2, reflecting the restoration of the previous growth trajectory, while we continue to pursue growth in the Americas and in the UK and European markets. Investment in AI continues to grow in all markets because customers see an immediate return on investment, reducing expenses while increasing operational efficiencies and performance. Our goal remains to be EBITDA breakeven exiting the fourth quarter of 2023,” concluded Mr. Tao.

Fiscal Second Quarter 2023 Business Highlights
•Remark AI announced a strategic sales and development partnership with WaitTime, a core partner of Cisco and Intel, targeting crowd-behavior analytics. The partnership relies on Remark’s advanced AI-powered Smart Safety Platform (“SSP”) expanding upon the metadata gathered by WaitTime to conduct additional valuable analytics that allows the venue operator to better analyze behavioral patterns and match them with suitable customer services.

•Remark AI won an initial $6.0 million, 30-month recurring revenue subscription contract to provide Rio De Janeiro police cars with license plate and mobile facial recognition capabilities.

•Remark AI joins NVIDIA’s Metropolis ecosystem optimizing its AI solutions for their most recent and powerful GPUs. Working in conjunction with NVIDIA's sales team, Remark’s SSP will be marketed to their customers AI-driven video analytics to deliver real-time analytics for public safety and vehicle traffic congestion reduction, including crowd density, traffic analytics, and anomaly detection within public spaces.

•Remark AI entered into a partnership with the DSSL Group to support the delivery of SSPs to smart city projects, providing positive changes to the dynamics and delivery of public sector services by providing increased safety in public spaces, buildings, assets, and a more efficient place overall with a dashboard that supports enhanced situational awareness for security and law enforcement teams with real-time event alerts, advanced attribution video search features, traffic analytics, and anomaly detection.

•Remark AI deployed its Smart Campus solutions to an additional 43 educational campuses in China, bringing total installations to more than 700 campuses and helping protect more than 1.4 million students, contributing approximately $0.7 million in revenue.

•During the second quarter, Remark AI completed installation at 25 sites toward its second 60-site project with existing Smart Construction project clients, contributing $2.4 million revenue.

Fiscal Second Quarter 2023 Financial Results
•Revenue for the second quarter of 2023 totaled $3.2 million, reflecting a 24% increase from $2.6 million during the same quarter in 2022.

◦The increase in revenue primarily resulted from more project completions in China in the 2023 second quarter than in the same quarter of 2022 as Remark was able to work with its vendors and customers to begin restarting and accelerating work that was not possible during the Zero-COVID period when the strict preventative measures were ongoing through the end of 2022. The majority of the completed work was related to Remark’s Smart Construction projects and Smart Campus projects.

•Gross profit remained relatively unchanged at approximately $0.7 million for the three months ended June 30, 2023.

•The company’s operating loss was unchanged at $4.0 million in the 2023 second quarter compared to the same period of 2022. A $0.7 million decrease in general and administrative expense resulted from a $0.5 million reduction in stock-based compensation expense and a $0.4 million decrease in business development expense. The company recorded a total of $0.4 million of asset impairments in the 2023 second quarter compared to having no impairments in the same quarter of 2022, partially offsetting the decrease in general and administrative expense, while increases in sales and marketing expense and in technology and development expense also partially offset the decrease in general and administrative expense.

•Net loss totaled $5.9 million, or $0.42 per basic and diluted share, in the 2023 second quarter, compared to a net loss of $12.5 million, or $1.19 per basic and diluted share, in the same quarter of 2022. Since operating loss was unchanged, the decrease in net loss was primarily the result of the 2022 second quarter including a $6.9 million loss on investment that did not recur in the 2023 second quarter. A decrease in interest expense because significantly less debt principal was outstanding during the 2023 second quarter than during the same period of the prior year was offset by an increase in finance cost related to obligations to issue Remark common stock as a result of the company’s transactions with Ionic Ventures, LLC.

•On April 12, 2023, Remark issued the second of two debentures to Ionic Ventures pursuant to the debenture purchase agreement that was signed by the two companies on March 14, 2023. As of June 30, 2023, the company was obligated to issue an estimated 5,711,148 shares of its common stock to Ionic Ventures, representing an obligation with an estimated aggregate fair value of $5.6 million. The total obligation includes settlement of the issued debentures as well as draws under Remark’s equity line of credit with Ionic Ventures.

•At June 30, 2023, the company’s cash balance totaled $0.2 million, compared to a cash balance of $0.1 million at December 31, 2022. Net cash used in operating activities was $5.2 million for the six months ended June 30, 2023, a 53% decrease compared to the $11.1 million Remark used in operating activities during the same period in 2022.

Also, the company provided an update on the written notice it received from the Nasdaq Listing Qualifications Department on April 27, 2023, notifying Remark that it did not meet continued listing standards pursuant to Nasdaq Listing Rule 5550. As instructed by Nasdaq, on June 12, 2023, Remark submitted a plan to the Nasdaq Listing Qualifications Department detailing how it expected to regain compliance with the continued listing standards. After reviewing the submitted plan, Nasdaq provided the company until October 24, 2023 to regain compliance with the continued listing standards.

Conference Call Information
Management will hold a conference call this afternoon at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss the Company’s financial results and provide an update on recent business developments. A question and answer session will follow management’s presentation.
The live conference may be accessed via telephone or online webcast.
Date: Monday, August 14, 2023
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-Free Number: 844.826.3033
International Number: 412.317.5185
Conference ID: 10181544
Online Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1627436&tp_key=d61b36621d
Participants are advised to log in for the live webcast 10 minutes prior to the scheduled start time.
A replay of the call will be available after 7:30 p.m. Eastern time on the same day through August 18, 2023.
Toll-Free Replay Number: 844.512.2921
International Replay Number: 412.317.6671
Replay ID: 10181544

About Remark Holdings, Inc.
Remark Holdings, Inc. (NASDAQ: MARK) the industry leader in AI powered analytics computer vision and smart agent solutions, delivers an integrated suite of AI tools that help organizations understand their customer demographics and behavior, while monitoring, understanding and acting on potential security threats in real time. Remark consists of an international team of sector experienced professionals that have created award winning video analytics. The company’s GDPR-compliant and CCPA-compliant solutions focus on sectors including government agencies, hospitality, public safety, retail and transportation. The company’s headquarters are in Las Vegas, Nevada, USA, with operational offices in New York and international offices in London, England. For more information, please visit our home page at www.remarkholdings.com.
Forward-Looking Statements
This press release may contain forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment, and regulations. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in the future tense, identify forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors, including those discussed in Part I, Item 1A. Risk Factors in Remark Holdings’ Annual Report on Form 10-K and Remark Holdings’ other filings with the SEC. Any forward-looking statements reflect Remark Holdings’ current views concerning future events, are based on assumptions, and are subject to risks and uncertainties. Given such uncertainties, you should not rely on any forward-looking statements, which represent Remark Holdings’ estimates and assumptions only as of the date hereof. Except as required by law, Remark Holdings undertakes no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events, or otherwise.
Company Contacts
Fay Tian
Vice President of Investor Relations
F.Tian@remarkholdings.com
(+1) 626-623-2000
(+65) 8715-8007

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(dollars in thousands, except share and per share amounts)

	June 30, 2023	December 31, 2022
	(Unaudited)
Assets
Cash	$208	$52
Trade accounts receivable, net	3,445	3,091
Inventory, net	351	308
Deferred cost of revenue	5,598	7,463
Prepaid expense and other current assets	864	1,374
Total current assets	10,466	12,288
Property and equipment, net	1,422	1,699
Operating lease assets	783	180
Other long-term assets	187	269
Total assets	$12,858	$14,436
Liabilities
Accounts payable	$9,125	$9,602
Advances from related parties	1,078	1,174
Obligations to issue common stock	5,597	1,892
Accrued expense and other current liabilities	8,189	7,222
Contract liability	420	308
Notes payable	16,480	14,607
Total current liabilities	40,889	34,805
Operating lease liabilities, long-term	398	56
Total liabilities	41,287	34,861

Commitments and contingencies

Stockholders’ Deficit
Preferred stock, $0.001 par value; 1,000,000 shares authorized; zero issued	—	—
Common stock, $0.001 par value; 175,000,000 shares authorized; 16,612,266 and 11,539,564 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	17	12
Additional paid-in-capital	375,517	368,945
Accumulated other comprehensive loss	(1,404)	(859)
Accumulated deficit	(402,559)	(388,523)
Total stockholders’ deficit	(28,429)	(20,425)
Total liabilities and stockholders’ deficit	$12,858	$14,436

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss
(dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue, including amounts from China Business Partner	$3,167	$2,558	$3,993	$7,225
Cost and expense
Cost of revenue (excluding depreciation and amortization)	2,511	1,847	2,966	6,117
Sales and marketing	387	188	753	336
Technology and development	567	508	736	963
General and administrative	3,244	3,933	6,077	7,872
Depreciation and amortization	25	37	71	78
Impairments	392	—	392	—
Total cost and expense	7,126	6,513	10,995	15,366
Operating loss	(3,959)	(3,955)	(7,002)	(8,141)
Other income (expense)
Interest expense	(858)	(1,774)	(2,402)	(3,960)
Finance cost related to obligations to issue common stock	(1,050)	—	(4,626)	—
Loss on investment	—	(6,952)	—	(26,008)
Other gain, net	(7)	152	(6)	151
Total other expense, net	(1,915)	(8,574)	(7,034)	(29,817)
Net loss	$(5,874)	$(12,529)	$(14,036)	$(37,958)
Other comprehensive income
Foreign currency translation adjustments	(227)	(424)	(545)	(422)
Comprehensive loss	$(6,101)	$(12,953)	$(14,581)	$(38,380)

Weighted-average shares outstanding, basic and diluted	14,132,862	10,515,777	13,819,643	10,515,777

Net loss per share, basic and diluted	$(0.42)	$(1.19)	$(1.02)	$(3.61)